Exhibit 99.1

Analysts International
Fourth Quarter and Year-End Conference Call
Question and Answer Portion of Call
March 4, 2008

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Operator:  Thank you sir.  We will now begin the question-and-answer session.  As a reminder, if you do have a question, please press the star followed by the one on your pushbutton phone.  If you would like to withdraw your question, please press the star followed by the two.  If you are using speaker equipment today, you will need to lift the handset before pressing the numbers.  You will hear a tone indicating you are in the queue.  Your questions will be taken in the order they are received.  One moment please for our first question.

Once again ladies and gentlemen, if you would like to ask a question, please press the star followed by the one.  If you are using speaker equipment today, you will need to lift the handset before pressing the numbers.

Our first question is from the line of Steve Rud with USIP.  Please go ahead.

Steve Rud:  Hi.  Tell me, the $2.5 million in – 2.5 to $3 in additional, and I don’t know if you said costs or charges but is that to be incurred in the first quarter?  I didn’t quite understand, have we not taken those charges into account?  Is it on top of the 17 million or so that we’ve taken for the year?

David Steichen:  Yeah.  Those charges are related to employee terminations that occurred during the first and will occur during the second quarters.  And, because of the rules around the timing of notifications and so forth, those accruals were not allowed to be taken in December.

Steve Rud:  And, the lease…

David Steichen:  Those are in addition to the $1.8 million of termination costs we saw in December.

Steve Rud:  Okay.  And, the lease – the lease charges, were they not – it sounded like some of those were also lease termination.

David Steichen:  Yeah.  There’s a small component of that which will be lease related, and there again, we were not able to stop using those certain facilities during December.  It just took us a little longer to get people moved out and get those facilities shut down, and we had planned for that.  I mean, we knew that that was going to be the case.  So, we’ve got a small amount of that first and second quarter money that will go to accrual for future lease payments.

Steve Rud:  Okay.  And, these are – obviously these are cash charges?  Because with termination, it’s got to be – those have got to be cash payouts for the lease, I guess, over time…

David Steichen:  Yeah.

Steve Rud:  But, the lease payments, we also have to do it all – no, I guess we don’t have to do it all in one shot right?

David Steichen:  The lease payments will be over time, and the terms on those leases can be anywhere from a few more months to a couple more years but the employee termination costs will be current cash.

Steve Rud:  The $6 million that we’re going to see in savings on SG&A, is that going to be inclusive of these employee charges?  Or I mean, inclusive of this reduced headcount?  Or, will we see additional savings here because…

David Steichen:  No.  The $6 million of annualized savings includes the terminations, the employee actions taken in December as well as the first quarter and even a little bit into the second quarter of 2008.

Steve Rud: And…

David Steichen:  We won’t know that annualized run rate until the beginning of the third quarter.

Steve Rud:  Okay.  I understand.  And, last question.  I haven’t reviewed what – and I have no particular axe to grind either way, but I saw this letter that some other party had put in about potentially buying the company and I saw the reply to it.  Just tell us where that thing stands and what the thoughts are.

Elmer Baldwin:  So, Steve, this is Elmer.  The Board of Directors evaluated the Koosharem proposal and concluded that it was not in the best interest of shareholders.  The proposal did not reflect the long-term value of our transformation strategy and the plan that we have produced and shared with them in December, and I think that the company’s response, as noted on our website and as we released, kind of reflects the attitude of the Board.

Steve Rud:  No.  I tend to agree with that.  I’m just wondering if this – you know, certainly I think it’s undervalued by far and they probably could do better, but I’m just wondering if it makes any sense to see what’s out there and maybe have a more serious discussion with either them or other parties.

Elmer Baldwin:  Well, I think that, you know, certainly, the Board will – you know, consistent with its fiduciary duty, respond in good faith to any proposal it receives, but at this time I’ve been directed to proceed with implementation of the plan.  And, I would tell you that the Board has taken this matter very, very seriously.

Steve Rud:  Mm hmm.

Elmer Baldwin:  And, we have done our analysis.  And, we’ve had – we have hired good counsel and I guess I would give one editorial comment that this matter has been expensive and distracting.

Steve Rud:  Okay.  Well, it’s never good.  Last question is, on the 6 million of the SG&A, are we going to really see, as shareholders, do I get to see that go right to my bottom line on an annualized basis?  Or, are we going to have something that diminishes that?

Elmer Baldwin:  So, Steve, the question is, will you see this reduction in SG&A come back to shareholders?

Steve Rud:  Well…

Elmer Baldwin:  The answer is yes.

Steve Rud:  But, I’m sorry.

Elmer Baldwin:  That’s the whole – that’s the driving factor for this activity.

Steve Rud:  So, really we’ve…

David Steichen:  We’ve qualified that only to say that, you know, the plan also includes some investments in building new businesses throughout 2008.

Steve Rud:  Well, that’s what I wanted – that’s really what I’m getting to.  Is the 6 million – you mean the net of building new businesses?

Elmer Baldwin:  The 6 million is a net reduction in our SG&A run rate.  What we haven’t included this year, some additional investment for the development and launch of the new offerings in major metro markets and I think we outlined that in our January press release.

Steve Rud:  Yeah.  I was on that – I mean, and I’ve read the press release and here’s all I’m trying to get.  I don’t want to nail you down, but what I do want to get, is the 6 million, once we’ve tried to develop these new businesses and we have the expenses associated, does the – and I understand we are expecting revenue to come from these new businesses, and I think that’s all smart.  I just want to know is net, what that 6 million becomes.  Let’s assume that we have minimal success or no success in the new businesses.  In other words, are we spending – I think you know what I’m asking.  I mean, if I’m not clear, just tell me.

Elmer Baldwin:  Yeah.  It is a permanent reduction of 6 million in SG&A expense, primarily focused on some facilities and headcount.

Steve Rud:  Right.

Elmer Baldwin:  We will be making some additional investment of some of that savings back into the business as appropriate.  And so, not all of that $6 million will hit the bottom line, but it will be invested in growth and it will come out of non-value added expense of the corporation.

Steve Rud:  Okay.

Elmer Baldwin:  It will be – but there will be a net contribution to the shareholders.

Steve Rud:  Okay.  And, if you’ll just tell me what that net will be, then I’ll be able to pass it on to the next person.

Elmer Baldwin:  Yeah.  At this point, you know, we’re not giving guidance for this year.  What I can tell you is there will be positive net income in the third and fourth quarters of this year and going forward.

Steve Rud:  Okay.  Well, you guys have got a big job to do and I wish you the best of luck and thank you very much.

David Steichen:  Thank you Steve.

Operator:  Thank you.  Our next question is from the line of Rick Dauteuil with Columbia Management.  Please go ahead.

Rick Dauteuil:  Good morning.  Just on the one contract or customer, I guess, that you talked about that had poor margins or you had some discounting in the contract with them that is now rolled off.  Can you elaborate on that a little bit?  And, what does that mean for impact if the discounting is now rolled off? What can it contribute on a rolled up basis or an aggregate basis to gross margins?

David Steichen:  Yeah.  Hi Rick.  This is Dave.  I want to be clear on what I’ve stated there, because it sounds like it was a little confusing.  The – that contract that we entered into in 2005 had escalation of discounts on an annual basis over a three year period.  In 2007, middle of 2007, we reached the peak and we will stay there.  So, it’s not that those discounts – that discounting goes away.  Those discounts have been increasing on an annual basis and they will stay at the current levels going forward.  So, what I was trying to say is that the improvements that we see in the rest of our business through 2007 have been offset by that ever escalating discount on that client.

Rick Dauteuil:  Mm hmm.

David Steichen:  And so, it’s been maxed.  They’ve been maxed and we’ve been seeing improvements elsewhere.  Going forward, we expect to continue to see those improvements elsewhere, and with this account no longer getting worse, we should see those improvements reflected in the overall results.

Rick Dauteuil:  What were the year-over-year comparisons with that client on revenues in the quarter?

David Steichen:  That client, [Elmer Baldwin: that client ended] – for the quarter, was 12% of our revenue for the fourth quarter of ’07.  For the year, it was 14% of our revenue and last year it was 19% in 2006.

Rick Dauteuil:  So, it’s declining though?

David Steichen:  It’s declining.  Our margins also have been declining.

Rick Dauteuil:  Okay.  Is – what are you doing – I mean, there was some discussion I think on the prior call in January on evaluating some business that may not make sense going forward.  Is this still – is this part of that evaluation?

Elmer Baldwin:  Rick, this is Elmer.  The answer to that is yes.  That particular client is not just one contract; however, this contract that Dave is talking about includes a rebate discounting that you’re talking about Dave.  And, we hit the max on that rebate discount, in which we believe is an unacceptable pricing scheme going forward, and it doesn’t work for them and it doesn’t work for us.  And, it’s a leftover and antiquated model based on an industry that’s attempted to fully commoditize the good work of the IT professional.  And, we’re working to make that point clear to this client and other clients that have such an idea.  But, I’ll tell you, that client really does represent both an opportunity in the value and the volume business for Analysts, and I’ve said that before when we talked about this in January.  We’ve got to take that client’s business and break it into pieces, and there’s some of that that we can’t rationalize at 6% gross margins.

Rick Dauteuil:  Okay.

Elmer Baldwin:  Which is about – which is what we’re driving on.  Now, kind of the good news story is that volume was about 10 million in the fourth quarter and that’s down from the first quarter.  And, I will tell you that we have gone to work on reducing our sub-supplier dependencies on that client, which eroded further from our gross margin.  So, while we’re picking up a few gross margin points by reducing our dependencies on sub suppliers, quite frankly, I don’t want to be in the business of selling work for others.  You know, we’ve got to look for ways to drive value for Analysts International and this business is on the radar.

Rick Dauteuil:  Okay.  Thank you.

Operator:  Thank you.  Our next question is from the line of Benj Gallander with Contra the Herd.  Please go ahead.

Benj Gallander:  Hi.  Elmer, I was very happy to see when you came aboard.  Thanks for doing it.  My question also goes back to the takeover offer and I also subscribe to the fact, I believe that the company is way undervalued, but I just want to make certain that you’re very willing to listen further to offers that are coming in.  I mean, this offer is a 34% or so above the current price, and with some backing and forthing maybe, could get it up to the 2 or 2.25 level where they offered before.  It just seems that, you know, I paid much more for the stock before and recently bought in more at $1.31, but it just seems that that kind of a premium for investors, given where the stock price is now, certainly seems reasonable given the – most of the takeovers that I’ve been involved in which is pretty extensive.

Elmer Baldwin:  So Benj, I guess I would say, you know, the Board thoughtfully considers all proposals made to the company but the company is not actively for sale.

Benj Gallander:  But, if the right offer came in, you guys would be willing to accept it or to accept it basically?

Elmer Baldwin:  Yeah.  I guess I can’t comment on the hypotheticals but we understand fully the fiduciary duty of the Board, and will continue to serve that duty to our shareholders.

Benj Gallander:  Okay.  Well again, thanks for coming aboard and I do appreciate it.

Elmer Baldwin:  You’re welcome.  I enjoy it.  I think it’s a good company and I’ve enjoyed my job.  I keep saying that there’s a lot – I talk about clients and client wins because, you know, we can spend a lot of time focusing on what we haven’t done to run our business as productively and effectively as possible, but the real good story about Analysts International is about the marketplace.  You know, we tend to not talk about that enough.  So, thanks for the encouragement.

Operator:  Thank you.  Ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time.  As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers.

And, we do have a follow up question from the line of Steve Rud with USIP.  Please go ahead.

Steve Rud:  Thanks.  On this business that’s not so terrific with the minimum margins on it, can you give us an idea of – it sounds to me, if I heard this right, they were 12% of annual revenues, so roughly they’re about 40, $50 million, is that right for 2007?

David Steichen:  That’s correct.  Yeah.

Steve Rud:  And, of that, we have some business that’s lousy and some business that’s good.  If we were to break it up and forgive my imprecise way of speaking, but if we were to break it up into the lousy business and the good business, does it rack up 50% as lousy and 50% as good?

Elmer Baldwin:  I would say, this is Elmer.  Steve, I would say no.  I’d say it’s – and I wouldn’t classify it as lousy and good, but that’s…

Steve Rud:  Let’s call it better margin and poor margin.

Elmer Baldwin:  Okay.

Steve Rud:  Okay?

Elmer Baldwin:  I would say there is probably an 80/20 rule here.  Maybe – and, in – the 80% of this client, we’re seeing as pure volume.  And, we’ve got areas maybe about 20% and there’s – and, I would say to you that the upside opportunity within this client is tremendous.  It’s measured in tens of millions that would be, what I call the value-driven business.  Where we can clearly differentiate what we do and we have some great skills in certain areas.  And so, we’re really looking hard at the total volume business that’s – any volume business that we have that is under, you know, 10% gross margins is just, frankly doesn’t work for this company long term.  And, we have to seek ways to reposition ourselves with these clients and find solutions to continue to help them meet their business objectives and deliver on their promises everyday, but at the same time, minimize the financial impact on this company from that very low gross margin business.  That high volume low gross margin business is not translating to shareholder value.

Steve Rud:  So, 80% is the poor margin business and 20% is the decent margin business.  And, what’s our ability contractually to get out from under the 80%?  Are we able to simply say, we’re not doing it anymore?  And, I know this is a negotiating – by the way, I mean, your approach sounds extremely intelligent.  You  know, you don’t want to throw the baby out with the bath water, so – and you have a very measured way of speaking, so I’m sure your touch is very good with the client, but I’m just wondering, are we able to take that 80% and over the year we can phase it out?  I mean, what’s our contractual ability to extract ourselves?

Elmer Baldwin:  Well, we have obligations under our service agreement with this client, and every day that we’re – that agreement is in force, we’re going to do our best to serve them.  So, I’d rather deal with this business on top of the table with this client and go to work on the fact that this vehicle is not working for us.  And so, I don’t want to negotiate with this client here on a conference call announcing our earnings.

Steve Rud:  Yeah.

Elmer Baldwin:  But, I think everyone – every shareholder should know that we see a significant portion of our business, and by the way, it’s higher than 50 million, that we need to attack.  We need to change it.  The contracts do not serve the shareholders of Analysts International, period.  And, they are not serving the company, so we’ve got to do something about it.

Now, I don’t think that means we just stop doing the work, because I can’t continue to incur the SG&A and all the carrying costs of the staff, and you can’t just say, well, let’s just refocus those folks on something else.  So, I would rather deal with the problem and that is, that unless we come up with a better arrangement, they’re going to continue to not serve their clients.  Listen, any of these clients that we have out there, that feel that finding the most talented people just in time to serve their contingent staffing, supplemental staffing and IT service needs, and they think that that’s just pure commodity at less than 10% gross margins for the supplier, they’re wrong.  What’s going to happen is they’ll end up with sub-quality services.  They’ll end up with high turnover.  The problems with those people will end up in their products, and quite frankly, we have to go in and talk to our clients on a one-by-one basis about the value proposition of what we do.  We are not irrelevant to these people.  The volume is too high.  So – and, the relationship is too long.  And, deeper and buried inside this relationship are many good tenured employers, employees, of Analysts International who intimately understands this client’s business and this client’s products and services.  So, quite frankly, we’ve got to do a better job of making our case with our clients.  And, I’m not going to accept from our salespeople anymore or from our clients agreements that don’t work for our shareholders.

So, I know I’m ranting a little bit about this one but this is a problem, and quite frankly, it’s one that we’re going to solve.  We’re going to solve it this year.  (Inaudible) but it doesn’t solve overnight and it would be irresponsible for us to just shoot the contract and go out and tell the client we’re out, which by the way, would blend up our gross margins.  We could take all the rest of that cost out of this company.  I get it.  That doesn’t daunt us as a task.  The question is, is that really – is that the right thing we want to do and is that the legacy we want to leave in the marketplace?  My answer to that is no.

Steve Rud:  All right.  I mean, and Elmer, it seems you’ve got the right passion for it and your approach is correct.  I guess what I’m wondering is, let’s say you take the next six months and, you know, extremely intelligent discussion with this client and others who also have this low margin business, and they just don’t get it.  What I’m wondering is, do we have the ability in a six to 12 month timeframe to – and when I say the ability, I’m talking the contractual right, because I don’t – and it’s my fault perhaps but I don’t know where I’d get it.  I haven’t seen one of your contracts.  Do we have a – that we must provide these people or we can pull out and say, we’re not doing it anymore and then actually reduce ourselves to maybe a company that’s significantly smaller but significantly more profitable.  So, the two part question is, do we have the ability in six to 12 months to contractually get out of these contracts?  That’s part one.

Elmer Baldwin:  So Steve, let me tell you.  Number one, this agreement has a termination date.  Quite frankly, that date is far beyond my date of patience, and it’s in the fall of ’09.  So, I would also tell you that all of our agreements have – the company has reserved the right to terminate these agreements upon notice with the client and certain transition provisions.  So, the fact is, if we can’t fix them, we need to fire them.

Steve Rud:  Okay.  I think that’s great, and you know, as we said, I appreciate that your patience is limited as it is for all of us, and you know, maybe that you find yourself six months from now to being as forward-thinking as possible that others don’t join you in that forward-thinking and say all right, listen, it’s time to cut the sales by a third or whatever, or you know, and create a different company that’s super profitable and that would be fine, certainly fine with me and I suspect with others who hold the shares.

Elmer Baldwin:  Thanks for your comments.

Steve Rud:  Thank you.

Operator:  Thank you.  Mr. Baldwin, there are no further questions at this time.  I’ll turn it back to you for any closing remarks.

Elmer Baldwin:  Well, I appreciate all of you joining us today and listening to our story.  We’re passionate about the company.  We feel that the company has a lot of work to do.  We do face a lot of headwind but we’re not fazed and daunted by the challenge.  We continue to make progress in search of finalizing our management team and in search of our replacement Chief Financial Officer.

I want to say to Dave Steichen who is here in the room with me and has worked hard for this company for many, many years, I can tell all of you on the phone, Dave has done an excellent job in getting our 10-K prepared, getting our financials reviewed with the auditors.  Our auditors came through with the cleanest report in this last Board meeting, and it’s been a pleasure working with him and his team to get our numbers done in a complicated restructuring effort.  I thank you very much for that Dave.

So anyway, I look forward to updating all of you as we make progress along the way, and if we have something to tell you in between the conference calls, we’ll go ahead.  And, like we did in January, we’ll make the release and we’ll put out a call notice.  But, thank you all for your support in Analysts International.  Take care.  Bye bye.

Operator:  Ladies and gentlemen, this concludes the Analysts International Corporation’s Fourth Quarter and Year-end Conference Call.  If you would like to listen to a replay of today’s conference call, please dial 1-800-406-7325 or 303-590-3030 using the access code of 3844769 followed by the pound key.  Once again, if you would like to listen to a replay of today’s conference, please dial 1-800-406-7325 or 303-590-3030 using the access code 3844769 followed by the pound key.

We’d like to thank you for your participation.  You may now disconnect.